Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman
comScore, Inc.
(312) 775-6510
press@comscore.com
comScore to Acquire AdXpose, a Leader in Ad Verification, Optimization and Brand Safety
Acquisition Improves comScore’s End-to-End Media Planning and Ad Effectiveness Measurement Capabilities
RESTON, VA, August 3, 2011 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced a definitive agreement to acquire AdXpose®, the market-leading verification and optimization company, for total consideration of $22 million in a primarily stock-based transaction. Headquartered in Seattle with offices in New York, AdXpose provides advertisers and publishers with greater transparency and confidence in the quality, safety, and performance of their digital advertising campaigns by allowing them to verify and optimize billions of campaign data points captured in real-time. The actionable optimization metrics captured by AdXpose solutions help its customers realize increased ROI, more profitable margins, and measurable ad effectiveness.
“We are excited to welcome the AdXpose team to comScore,” said Dr. Magid Abraham, comScore President & CEO. “In just a few short years, AdXpose has demonstrated clear technology leadership with their leading ad verification and optimization analytics solutions, which are highly complementary to comScore’s existing ad effectiveness product suite. Through the integration of these capabilities, comScore will be able to further its mission to develop the most comprehensive end-to-end suite of digital advertising analytics. With audience-buying becoming increasingly prevalent in digital media planning today, there is a growing demand for analytical tools that enable greater transparency and accountability in ad delivery. The AdXpose technology will enable comScore to bring this important dimension of advertising effectiveness to its clients.”
“The AdXpose team is thrilled to join comScore to help take our ad verification and optimization solutions to the next level,” said Kirby Winfield, AdXpose President & CEO. “comScore is at the center of the digital media planning universe, and in our view this business combination represents the most effective way to introduce our capabilities to a much broader footprint of advertisers and agencies. In addition, the ability to leverage comScore’s existing ad effectiveness capabilities will allow us to bring new value to the campaign planning and verification process.”
comScore expects the transaction to close in approximately two weeks, subject to customary closing conditions, and does not anticipate a meaningful impact on revenue in 2011.

About AdXpose
AdXpose® is the leader in digital advertising analytics solutions. The company’s SaaS technology provides advertisers and publishers with greater transparency and confidence in the quality, safety, and performance of their digital advertising campaigns. The actionable optimization metrics captured by AdXpose® solutions help its customers realize increased ROI, more profitable margins, and measurable ad effectiveness. AdXpose® is headquartered in Seattle, WA, with offices in New York City, and is backed by Draper Fischer Jurvetson and Ignition Partners.
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital business analytics. comScore helps its clients better understand, leverage and profit from the rapidly evolving digital marketing landscape by providing data, analytics and on-demand software solutions for the measurement of online ads and audiences, media planning, website analytics, advertising effectiveness, copy-testing, social media, search, video, mobile, cross-media, e-commerce, and a broad variety of emerging forms of digital consumer behavior. comScore services, which now include the product suites of recent acquisitions Nedstat, Nexius XPlore, ARSGroup and Certifica, are used by more than 1,800 clients around the world, including global leaders such as AOL, Baidu, BBC, Best Buy, Carat, Deutsche Bank, ESPN, Facebook, France Telecom, Financial Times, Fox, Microsoft, MediaCorp, Nestle, Starcom, Terra Networks, Universal McCann, Verizon Services Group, ViaMichelin and Yahoo!. For more information, please visit www.comScore.com.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, comScore’s expectations regarding the impact and benefits of the acquisition of AdXpose, financial or otherwise; comScore’s expectations regarding the growth, opportunities and favorability of the market for digital advertising analytics; and comScore’s expectations as to the integration of AdXpose’s products and customer base with its existing products. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the impact of integrating AdXpose’s business and products into comScore’s business and products; the possibility that the digital advertising analytics market does not grow and develop as expected; comScore’s ability to retain customers of AdXpose; the risk of integration difficulties from the AdXpose; comScore’s ability to grow its existing customer base and develop new products; the expected strength of comScore’s business and client demand for comScore’s products; the future quality of client relationships and resulting renewal rates; expectations of customer growth; and expectations of sales growth.
For a detailed discussion of these and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, Annual Report on Form 10-K for the period ended December 31, 2010 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.